DYADIC INTERNATIONAL, INC.

                                    STATEMENT
                                       OF
                          DIRECTOR COMPENSATION POLICY

         THIS STATEMENT OF DIRECTOR COMPENSATION POLICY (the "Director Compensation Policy") sets forth the policies of Dyadic International, Inc, a Delaware corporation (the "Company") pertaining to the remuneration which the Company shall pay to members ("Directors") of its board of directors (the "Board").

         1. No Remuneration for Officers and Employees: Only Directors who are not officers or employees of the Company or any subsidiary of the Company ("Qualified Directors") shall be entitled to any remuneration for serving as a Director on the Board.

         2. Service on Board of Directors of Subsidiaries and Controlled Affiliates. Any person serving on the board of directors of a subsidiary or controlled affiliate of the Company (as determined by the Board) subsequent to the date of the adoption of this Director Compensation Policy who, if such person were a Director on the Board, would be a Qualified Director, shall be treated as if such person were a Qualified Director on the Board, and shall be entitled to the remuneration fixed by the provisions of this Director Compensation Policy.

         3. Director Option Awards for Service as a Director: Qualified Directors shall be entitled to receive awards of options to purchase shares of Common Stock of the Company ("Director Option Awards" and "Shares," respectively) in accordance with (i) the terms of the Dyadic International, Inc. 2001 Equity Compensation Plan, or such other stock option plan as may be established by the Company from time to time (collectively, the "Option Plan"),
(ii) the terms of the Company's then standard form Qualified Director option agreement in use from time to time (the "Option Agreement") and (iii) the terms and provisions of this Director Compensation Policy, as in effect from time to time.

         4. Exercise Price, Vesting Schedule and Number of Shares of Director Option Awards. All Director Option Awards shall subject to the following provisions:

                  (a) the exercise price for Shares which may be acquired under any Director Option Award shall be equal to be not less than "Fair Market Value" on the date thereof, provided that "Fair Market Value" shall have the meaning assigned that term in the Dyadic International, Inc. 2001 Equity Compensation Plan;

                  (b) the Option Agreement shall provide that the Director
         Option Award shall become exercisable 25% upon grant and the remaining 75% based upon a vesting schedule conditioned on the grantee-Qualified Director's continued service on the Board, of 18.75% of the Director Option Award at each of the next four anniversaries of the date of the Director Option Award or, if the Board so elects, at each of the next four calendar year ends if the grant date occurs in the month of January;
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                  (c) the number of Shares in respect of which a Director Option
         Award shall be made shall be determined in accordance with this Director Compensation Policy, as in effect from time to time; and

                  (d) (i) in the event of any inconsistency between the terms of this Director Compensation Plan and the terms of the Option Plan under which Shares may be purchased under a Director Option Award, the terms of that Option Plan shall govern; (ii) in the event of any inconsistency between the terms of this Director Compensation Plan and the terms of any Option Agreement under which Shares which may be purchased under any Director Option Award, the terms of that Option Agreement shall govern; and (iii) in the event of any inconsistency between the terms of the Option Plan under which Shares may be purchased under any Director Option Award and the terms of any Option Agreement under which such Shares may be purchased under that Director Option Award, the terms of that Option Plan shall govern.

         5. Commencement Director Option Awards for Joining the Board. Upon the commencement of a Qualified Director's service on the Board by election or appointment, a Qualified Director shall be entitled to receive a Director Option Award (a "Commencement Director Option Award") to purchase a number of Shares determined in accordance with the following provisions:

                  (a) the Commencement Director Option Award shall be 50,000 Shares in the case of any Qualified Director designated by the Board to be a "Lead Director" at the occasion of his or her appointment or election to the Board; and

                  (b) the Commencement Director Option Award shall be 30,000 Shares in the case of any other Qualified Director.

         6. Annual Director Option Awards for Service on the Board: As additional remuneration for serving as a Director, within 60 days following the close of each fiscal year of the Company, each Qualified Director who served on the Board in the prior fiscal year then ended (the "Applicable Director Service Year") shall be entitled to receive a Director Option Award for serving on the Board in that Applicable Director Service Year (an "Annual Director Option Award") to purchase a number of Shares equal to the product of (x) 25,000 multiplied by (y) a fraction whose numerator is the number of "Service Months" (as defined in the following sentence) that Qualified Director served on the Board in that Applicable Director Service, and whose denominator is 12 calendar months. The term "Service Month" means, with respect to each Qualified Director, each calendar month of an Applicable Director Service Year in which that Qualified Director served on the Board for at least 15 days.

         7. Annual Cash Retainer for Service on Board. As additional remuneration for serving on the Board, each Qualified Director shall be entitled to receive a cash retainer in the amount of $24,000 per year, payable at the rate of $2,000 per Service Month in accordance with the Company's monthly director retainer payment policies then in effect from time to time, provided that any Qualified Director serving as the Chairman of the Audit Committee of the Board shall be entitled to receive an additional $800 per Service Month of service in that capacity.

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         8. Expense Reimbursements. All Qualified Directors shall be entitled to be reimbursed for their reasonable travel costs related to their attendance at Board meetings and meetings of committees of the Board.

         9. Amendment or Termination. This Director Compensation Policy may be amended, altered or terminated at the election of the Board in its absolute discretion, provided that no amendment, alteration or termination of this Director Compensation Policy shall have retroactive affect or impair the rights of any Qualified Director under any Director Option Award theretofore granted to that Director.

         10. Effective Date. This Director Compensation Policy was adopted by the Board pursuant to Resolutions dated January 10, 2005.

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